Exhibit 5.1

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

July 31, 2019

PBF Logistics LP

One Sylvan Way, Second Floor

Parsippany, NJ 07054

Ladies and Gentlemen:

We have acted as counsel to PBF Logistics LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission of the Partnership’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer, issuance and sale by the Partnership of up to an additional 1,500,000 Common Units of the Partnership (plus any additional Common Units of the Partnership as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, the “Common Units”), which may be issued pursuant to the PBF Logistics LP 2014 Long-Term Incentive Plan, as amended by that certain First Amendment (the “Plan”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 13, 2019 (the “Partnership Agreement”); (ii) the Registration Statement; (iii) certain resolutions adopted by the board of directors of the general partnership of the Partnership and the requisite number of unitholders of the Partnership pursuant to the terms of the Partnership Agreement; and (iv) the Plan. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Partnership.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Common Units have been duly authorized and, when issued by the Partnership in accordance with the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which any Common Unit relates, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in any prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP
KRAMER LEVIN NAFTALIS & FRANKEL LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP	NEW YORK | SILICON VALLEY | PARIS